Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2005, except with respect to our opinion on the consolidated financial statements insofar it relates to Notes 3 (a) and 20 (a), as to which the date is January 6, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Instinet Group Incorporated, which appears in the Current Report on Form 8-K/A of The Nasdaq Stock Market, Inc. dated January 27, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 30, 2006